EXHIBIT 10.88


              [LETTERHEAD OF MCC FINANCIAL SERVICES ADVISORS, INC.]


October 1, 2004

Mr. Doug Cole
Trinity Learning Corporation
1831 Second Street
Berkeley, CA 94710

          Re: Letter Agreement

Dear Doug:

     Following our recent conversations, we are pleased to offer the financial advisory services of MCC Financial Services Advisors, Inc., a Delaware corporation ("MCC") to Trinity Learning Corporation ("the Company") pursuant to the following agreement ("Agreement") as outlined below:

     1. Scope of Engagement. MCC is hereby engaged by the Company to provide Investor Relations services.

     2. Fees. The Company hereby agrees to pay MCC the following amounts (collectively, the "Fees"):

          2.1 Monthly Retainer. A non-refundable fee to MCC of $5,000 per month, with the first three months' retainer of $15,000 payable upon execution of this agreement. Thereafter a payment shall be sent to MCC pursuant to a monthly invoice sent to the Company. The retainer will continue to be $5,000 per month after the "Initial Term" (as defined in section 3.1) and any extensions thereof.

          2.2 Equity Component. The equity component will be delivered in two tranches. The first tranche of 100,000 Rule 144 shares is to be issued as follows: 25,000 shares issued to MCC Financial Services Advisors, Inc.; 30,000 shares issued to Jesse L. Wolfe; 25,000 shares issued to LIB Holdings, Inc.; and 20,000 shares issued to Dilek Mir is to be issued by Oct. 30, 2004. Upon continuing this agreement beyond February 1, 2005, the second tranche of 50,000 shares of Rule 144 stock is to be issued by February 2, 2005.

          2.3 Payment. For the avoidance of doubt, unless otherwise specified in writing and signed by the Parties hereto, all fees payable pursuant to this
     Section 2 and expenses payable pursuant to Section 4 shall be paid within 30 days after the issuance of an invoice by MCC. Any amounts not paid within this period shall bear interest at rate of two percent (2%) per month.


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     3. Term; Termination

          3.1 Term. The initial term of this Letter Agreement shall be for a period of three months ("Initial Term"), commencing on the date of this Agreement written above. The Initial Term shall be automatically extended for successive one month terms unless terminated in writing pursuant to
     Section 3.2

          3.2 Termination. Any party may terminate this Exclusive Letter Agreement following the Initial Term upon no less than thirty (30) days advance written notice. Upon termination of this Agreement, all obligations of the parties hereto shall cease, except that the provisions of this Agreement contained in Section 2 and in Sections 4 through 9 shall continue in effect.

     4. Expenses. The Company will reimburse MCC for all out of pocket expenses properly and reasonably incurred in the course of this Agreement, provided, however, that the MCC member incurring such expense will notify the Company prior to incurring any single expense or series of related expenses in excess of $250.00. Such expenses will be invoiced on a regular basis. Any expenses incurred or charged hereunder shall be calculated net of any applicable value added or sales tax which will also be paid by or charged to the Company. Any amount not paid within thirty (30) days of invoice will accrue interest at the rate of two percent (2%) per month.

     5. Indemnity. The Company hereby agrees to indemnify and holds harmless MCC, its agents, representatives, employees, partners and independent contractors for any losses, damages or expenses that may be incurred by MCC or such other parties as a result of any breach of any covenant, agreement, representation or warranty made hereunder or any other loss, damage, attorney's fees, costs or expenses incurred by MCC or such other parties resulting from the acts or actions of the Company hereunder.

     6. Confidentiality. The parties acknowledge that during the course of this Agreement that each of the parties will become acquainted with and will have access to information that is of a confidential and proprietary nature. Each of the parties further acknowledges that disclosure of such information could cause irreparable harm to the Company or MCC that would not be compensable by money damages. Accordingly, each of the parties hereto agrees to keep such information confidential and shall not disclose or allow disclosure to any third persons without the consent of the other party. In the event that there is a breach or a threatened breach of this confidentiality agreement, the parties agree that the offended party shall have an immediate right to seek injunctive relief in addition to money damages.

     7. The Company's Obligations/Provision of Information.

          7.1 Information. The Company will provide MCC with all material information relevant to MCC's engagement hereunder. The Company will ensure that information so supplied is true and accurate in all material respects and is not misleading, whether by omission or otherwise.

          7.2 Authorization. The Company confirms and undertakes that it has all necessary powers and has obtained or will obtain all necessary authorizations, consents, and approvals, including approvals from the board of directors of the Company, validly and lawfully required to enter into this Agreement, to conduct business as, when, and where it intends, and to conduct any and all services contemplated hereunder. The entering into of this Agreement does not violate the bylaws of the Company or any other Agreement.


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

          7.3. Accuracy. In performing its services hereunder, MCC shall be entitled to assume the accuracy and completeness of all financial and other information that may be furnished to the MCC and MCC will not be responsible for independently verifying the accuracy and completeness of such information and the Company will review all materials prepared by the MCC for factual accuracy.

     8. Authorization. Except where the Company expressly instructs MCC otherwise, MCC is entitled to assume that instructions (whether or not in writing or orally communicated) have been properly authorized by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by MCC to be a director, employee, authorized agent or representative of the Company.

     9. Miscellaneous.

          9.1. Assignment. This Agreement may not be assigned without the written consent of each of the parties hereto, such consent not to be unreasonably withheld.

          9.2. Entire Agreement. This Agreement constitutes the entire understanding between the Company and the MCC with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.

          9.3. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          9.4. Currency. Unless otherwise specified in writing, all monies payable to any member of MCC hereunder shall be paid in U.S. Dollars.

          9.5. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other party to the address or telephone number set forth below or to such other address or telephone number as either party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice sent by mail or private courier shall be effective on the third day after the day of mailing.

               To MCC at:                          To Company at:
               11585 South State #102              1831 Second Street
               Draper, Utah 84020                  Berkeley, CA 94710

               Attention: Kenneth Denos, Esq.      Attention:

               Fax:+1(801) 816-2599                Fax: 1-925 377 2010

          9.6. Affiliates. In the context of this letter and, in particular, the provisions of this Agreement regarding the nature of MCC's engagement and Fees due to MCC hereunder, the Company shall be deemed to include the Company or any entity that controls, is controlled by, or is under common control with the Company ("Affiliates") and, accordingly, all obligations of the company hereunder shall be joint and several with its Affiliates.


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


          9.7. Governing Law & Jurisdiction. This Agreement and all rights and obligations arising hereunder or in connection herewith are subject to and will be governed by and construed, performed and enforced in accordance with the laws of State of Delaware, without regard to conflicts of laws, and the parties submit to the exclusive jurisdiction of the courts located in Salt Lake County, State of Utah, for resolution of any disputes arising hereunder.

          9.8. Acknowledgments. The Company acknowledges that MCC:

               9.8.1. is not providing any legal, accounting, or tax advice to the Company or any other person;

               9.8.2. is acting as an independent contractor to provide the services described herein, and that no employment, partnership, joint venture, or fiduciary relationship has been created by this Agreement;

               9.8.3. may subcontract a portion of the services to be performed by MCC hereunder to experienced and capable service providers;

               9.8.4. is not responsible for advising the Company in respect of any applicable laws and regulations, and the Company undertakes to obtain appropriate advice in respect of all other laws and regulations which may be applicable in any relevant jurisdiction and promptly to communicate that advice to MCC insofar as the same is relevant to the carrying out of its services hereunder; and

               9.8.5. will not incur any liability to the Company in respect of any breach of applicable laws or regulations where MCC has acted in good faith in the absence of or in accordance with such advice.

               9.8.6. If the foregoing accurately reflects the agreement reached between the parties, please sign and return the attached copy of this Agreement to indicate your consent and acceptance of its terms, effective as of the date first set forth above.

          Yours faithfully:                         Accepted:

          MCC Financial Services Advisors, Inc.     Trinity Learning Corporation

          Signature: /s/ Dilek Mir                  Signature: /s/ Doug Cole

          Name: Dilek Mir                           Name:

          Title: Managing Director                  Title:


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